EXHIBIT 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Brianne Vaught 314.554.2738 bvaught@ameren.com	Analysts Douglas Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com

For Immediate Release

Chairman, President and CEO of Allegheny Technologies Elected to Ameren Board of Directors

ST. LOUIS, MO, June 4, 2013—The board of directors of Ameren Corporation (NYSE: AEE) announced today that Richard J. Harshman, 56, chairman, president and chief executive officer of Allegheny Technologies Incorporated (NYSE: ATI) has been elected to the Ameren board. Based in Pittsburgh, Pa., ATI is a global specialty metals and components supplier to the electrical energy, aerospace and defense, oil and gas, chemical process industry, medical and other diversified consumer and durable goods markets.

A 35-year veteran of ATI, Harshman began his career with Teledyne, Inc. (a predecessor company to ATI) in 1978 and rose to positions of increasing responsibilities in corporate and operating unit levels until being named ATI’s vice president, finance and chief financial officer in 2000. He then became executive vice president, finance and chief financial officer and a member of ATI’s Executive Management Committee in 2003 before serving as president and chief operating officer in 2010. Harshman became chairman, president and chief executive officer of ATI in 2011. Harshman now oversees one of the largest and most diversified specialty metals producers in the world with revenues of about $5 billion and approximately 11,100 employees worldwide. Harshman has received many accolades, including being named one of the Most Influential People in Business of 2011 by the Pittsburgh Post-Gazette. He was also honored with the Best CFO Award in 2008 by Institutional Investor and named 2008 CFO of the Year (public company category) by the Pittsburgh Business Times.

“As a current CEO and former CFO of another Fortune 500 company, Richard Harshman exudes leadership, breadth of knowledge and financial understanding to assist in the decision-making of our investments for the future. His experience and understanding of the business are great complements to our current board,” said Ameren chairman, president and chief executive officer Thomas R. Voss.

Harshman achieved his Certified Public Accountant’s certificate in 1985 and holds a bachelor of science degree from Robert Morris University. He is a member of the board of directors of the National Association of Manufacturers and a former member of the Steering Committee of the Advanced Manufacturing Partnership, a national initiative bringing together industry, universities and the federal government to enhance U.S. manufacturing global competitiveness. He is also a board member of the Allegheny Conference on Community Development.

Harshman is vice chairman of the board of trustees at Robert Morris University and is a member of the board of directors of the Laurel Highlands Council, Boy Scouts of America (Greater Pittsburgh Area). He is also a member of the Chairman’s Council of the Pittsburgh Symphony Orchestra and the Pittsburgh Cultural Trust Board of Trustees/Executive Committee, and a past member of the Ethics and Compliance Officer Association.

St. Louis-based Ameren Corporation serves 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through our Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission develops regional electric transmission projects. In March 2013, we entered into a definitive agreement to divest our Illinois-based merchant generation business. For more information, visit Ameren.com.

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